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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTACT:	News Media Laura Sankey (303) 277-5035	FOR IMMEDIATE RELEASE 1/7/2005
Investor Relations Dave Dunnewald (303) 279-6565 Kevin Caulfield (303) 277-6894

COORS REPORTS HIGHER FOURTH QUARTER U.S. SALES VOLUME

        GOLDEN, Colo.—In response to recent news reports indicating soft U.S. industry beer sales in the fourth quarter of 2004, Adolph Coors Company (NYSE-RKY) today announced that it achieved higher U.S. sales volume and sales to retail for the fourth quarter.

        For the 13-week quarter ending December 26, 2004, U.S. sales volume to wholesalers increased 4.2 percent, while wholesaler sales to retail increased 0.8 percent compared to the same period a year ago. Sales volume to wholesalers exceeded sales to retail because the company's distributors rebuilt inventories during the fourth quarter this year to end the year at approximately the same level as last year.

        For the company's Americas segment (which includes sales in the U.S., the Caribbean, Latin America and Asia), sales volume to wholesalers in the fourth quarter increased 4.2 percent, and wholesaler sales to retail increased 1.0 percent.

        For the 52-week period ended December 26, 2004, U.S. sales volume and sales to retail decreased 0.8 percent and 0.2 percent, respectively, compared to full year 2003. Coors Americas segment sales volume for 2004 decreased 0.7 percent compared to the prior year, while sales to retail decreased 0.3 percent.

        Coors chief executive officer Leo Kiely said, "We are pleased with the increase in our U.S. sales to retail in the fourth quarter, which benefited from the comparison to lower sales in the fourth quarter of 2003, when we faced U.S. supply-chain challenges, along with the introduction of Aspen Edge earlier this year and strong growth from our Blue Moon and Zima XXX brands."

        Coors management emphasized that Americas or U.S. sales volumes are not necessarily indicative of the company's consolidated or segment financial performance. Fiscal 2004 fourth quarter and full-year financial results for Adolph Coors Company are scheduled to be reported on February 9, 2005.

        Founded in 1873, Adolph Coors Company is the third-largest U.S. brewer and the eighth-largest brewer in the world. Coors sells its products in North America, Latin America, Europe and Asia. The company's brands include Coors, Coors Light, Aspen Edge, Killian's Irish Red, Blue Moon, Zima XXX, Keystone, Extra Gold, Carling, Grolsch, Worthington's and Reef. For more information on Coors Brewing Company, visit the company's website, www.coors.com.

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Forward-Looking Statements

        This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates"""will", "expects", "expected to" or "are scheduled to" and other terms with similar meaning, indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company. Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the proposed merger between Adolph Coors Company and Molson, Inc., including future financial and operating results. It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Subsequent events may occur or additional information may arise that could have an effect on the final quarterly financial information.

Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends, price discounting by major competitors, unanticipated expenses, and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

        Coors has filed a definitive joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission. Stockholders are urged to read the definitive joint proxy statement/management information circular. Stockholders may obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that will be incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Shareholder Relations, (303) 279-6565.

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COORS REPORTS HIGHER FOURTH QUARTER U.S. SALES VOLUME